Press Release	Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Andrew Johnson (Media): andrew.r.johnson@aig.com

AIG Delivers Strong Second Quarter Results and Exceptional First Half of the Year
■General Insurance net premiums written (NPW) of $7.5 billion, an increase of 9% year-over-year on both a reported basis and a constant dollar basis*, driven by growth across all three business segments
■General Insurance underwriting income of $686 million, an increase of 10% year-over-year
■General Insurance combined ratio of 89.0% and Accident year combined ratio, as adjusted* (AYCR) of 88.1%, a 30 basis point improvement year-over-year in both metrics
■Net income per diluted share of $1.78, a decrease of 10% year-over-year; Adjusted after-tax income* (AATI) per diluted share of $2.00, an increase of 10% year-over-year
■Return on equity (ROE) of 9.4% and Core Operating ROE* of 11.1%
■Returned $904 million of capital to shareholders, including $641 million of share repurchases and $263 million of dividends in the quarter
■On May 7, AIG sold its remaining interest in Corebridge Financial, Inc. (Corebridge) for aggregate proceeds of approximately $710 million

NEW YORK, August 6, 2026 – American International Group, Inc. (NYSE: AIG) today reported financial results for the second quarter ended June 30, 2026.

“AIG delivered another strong quarter, marking an exceptional first half of the year and underscoring the benefits of our diversified global portfolio and continued momentum from organic growth and our recent strategic transactions,” said Eric Andersen, AIG President & Chief Executive Officer.

“Adjusted after-tax income per diluted share was $2.00, increasing 10% year-over-year, and Core Operating ROE was 11.1%. Net premiums written grew 9% year-over-year on a constant dollar basis, or 11%* excluding North America Property, supported by top-line growth across all three business segments. We produced another solid quarter of underwriting profitability, with General Insurance underwriting income of $686 million, a calendar year combined ratio of 89.0% and an accident year combined ratio, as adjusted, of 88.1%.

“Our strong quarterly results demonstrate our ability to perform well in the current market, which has transitioned from an extended phase of broad positive pricing into a more selective environment, where profitability and growth are increasingly dependent on line-specific dynamics. The breadth of our underwriting expertise and the diversity of our global portfolio remain important competitive advantages, allowing us to continue to pursue targeted growth in the segments where we expect to achieve the most attractive risk-adjusted returns.

“We are building on our strong foundation as a market leader and best-in-class underwriting company. Our progress reflects the outstanding execution and commitment of our talented global team. We remain confident in our ability to meet our 2025 Investor Day financial objectives and see significant opportunity to leverage our global scale, strong brand and technical expertise to bring the full capabilities of AIG together to support our clients and stakeholders, while driving sustainable, profitable growth.”

* Refers to financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this press release under the heading Comment on Regulation G and Non-GAAP Financial Measures.

FINANCIAL SUMMARY

	Three Months Ended June 30,
($ and shares in millions, except per share amounts)	2025	2026
Net income attributable to AIG common shareholders	$1,144	$948
Net income per diluted share attributable to AIG common shareholders	$1.98	$1.78

Net investment income	$1,466	$1,127
Net investment income, APTI basis	955	908

Adjusted pre-tax income (loss)	$1,391	$1,404
General Insurance	1,492	1,546
Other Operations	(101)	(142)

Adjusted after-tax income attributable to AIG common shareholders	$1,044	$1,069
Adjusted after-tax income per diluted share attributable to AIG common shareholders	$1.81	$2.00

Weighted average common shares outstanding - diluted	577.9	533.5

Return on equity	11.0%	9.4%
Adjusted return on equity	9.7%	10.2%
Core operating return on equity	11.7%	11.1%

Book value per share	$74.14	$77.39
Adjusted book value per share	$76.62	$79.98
Adjusted tangible book value per share	$69.81	$72.18
Core operating book value per share	$63.71	$74.43

Common shares outstanding (in millions)	559.8	524.7

For the second quarter of 2026, Net income attributable to AIG common shareholders was $948 million, or $1.78 per diluted common share, compared to net income of $1.1 billion, or $1.98 per diluted common share, in the prior year quarter. The year-over-year decrease was primarily due to changes in the fair value of AIG's investment in Corebridge and equity securities, partially offset by higher underwriting income.

AATI was $1.1 billion, or $2.00 per diluted common share, compared to $1.0 billion, or $1.81 per diluted common share in the prior year quarter, reflecting higher underwriting income, partially offset by lower Other Operations Net investment income.

Total Net investment income for the second quarter of 2026 was $1.1 billion, compared to $1.5 billion in the prior year quarter, primarily due to changes in the fair value of AIG's investment in Corebridge and equity securities.

Total Net investment income on an APTI basis was $908 million, compared to $955 million in the prior year quarter, due to lower Net investment income in Other Operations, while General Insurance Net investment income was flat year-over-year.

AIG returned $904 million to shareholders in the second quarter of 2026 through $641 million of common stock repurchases, representing approximately 8 million shares, and $263 million of common stock dividends. At June 30, 2026, the total debt to total capital ratio was 18.1% and the total debt to total adjusted capital* ratio was 17.6%. During the quarter, AIG sold approximately 25 million shares of Corebridge common stock, representing our remaining interest in Corebridge, for aggregate proceeds of approximately $710 million.

ROE and Core Operating ROE* were 9.4% and 11.1%, respectively, in the second quarter of 2026. Book value per share was $77.39 as of June 30, 2026, an increase of 4% from June 30, 2025. Adjusted tangible book value per share* was $72.18, an increase of 3% from June 30, 2025.

On August 6, 2026, the AIG Board of Directors declared a quarterly cash dividend on AIG common stock of $0.50 per share. The dividend is payable on September 30, 2026 to shareholders of record at the close of business on September 16, 2026.

GENERAL INSURANCE

	Three Months Ended June 30,
($ in millions)	2025	2026	Change
Gross premiums written	$10,056	$10,943	9%
Net premiums written	$6,880	$7,516	9%
Net premiums written, on constant dollar basis			9%
Underwriting income (loss)	$626	$686	10%

Net investment income	$871	$871	—%
Adjusted pre-tax income(a)	$1,492	$1,546	4%

Underwriting ratios:
General Insurance (GI) CR	89.3	89.0	(0.3)	pts
GI Loss ratio	58.3	58.2	(0.1)
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(2.9)	(3.4)	(0.5)
Prior year development, net of prior year premiums	2.0	2.5	0.5
GI Accident year loss ratio, as adjusted	57.4	57.3	(0.1)
GI Expense ratio	31.0	30.8	(0.2)
GI Accident year combined ratio, as adjusted	88.4	88.1	(0.3)	pts
•Second quarter NPW of $7.5 billion increased 9% from the prior year quarter both on a reported basis and a constant dollar basis. The growth was primarily driven by continued organic growth in select high-performing segments and contributions from AIG’s recent strategic transactions, partially offset by North America Property lines. Excluding North America Property lines, General Insurance NPW growth was 11%* in the second quarter.
•Underwriting income was $686 million, increasing 10% from the prior year quarter.
•Total catastrophe-related charges were $210 million, representing 3.4 loss ratio points, compared to $170 million, representing 2.9 loss ratio points, in the prior year quarter. Second quarter 2026 included $75 million of net losses related to the Middle East conflict.
•Second quarter 2026 included favorable prior year development (PYD), net of reinsurance and prior year premiums, of $145 million, compared to $112 million in the prior year quarter, primarily due to favorable development in U.S. Workers’ Compensation and U.S. Property and Special Risks, partially offset by slight strengthening in U.S. Excess Casualty.
•The combined ratio was 89.0%, improving 30 basis points from 89.3% in the prior year quarter, largely due to higher favorable PYD and an improved expense ratio, partially offset by higher catastrophe-related charges. The AYCR was 88.1%, improving 30 basis points from 88.4% in the prior year quarter, driven by a lower accident year loss ratio, as adjusted* (AYLR) as well as a lower expense ratio.
•General Insurance APTI was $1.5 billion, increasing 4% from the prior year quarter, driven by higher underwriting income.

(a)In the first quarter of 2026, AIG realigned and began reporting Amortization of intangible assets in General Insurance from Other Operations; historical results have been recast to reflect these changes.

GENERAL INSURANCE - NORTH AMERICA COMMERCIAL

	Three Months Ended June 30,
($ in millions)	2025	2026	Change
Net premiums written	$2,863	$3,125	9%
Net premiums written, on constant dollar basis			9%
Underwriting income (loss)	$301	$372	24%

Underwriting ratios:
CR	85.9	84.0	(1.9)	pts
AYCR, as adjusted	86.2	86.7	0.5	pts

•Second quarter NPW of $3.1 billion increased 9% from the prior year quarter, primarily driven by Retail Casualty and Financial Lines, partially offset by declines in Lexington, driven by Property.
•The combined ratio was 84.0%, improving 190 basis points from 85.9% in the prior year quarter, driven by higher favorable PYD, lower catastrophe-related charges and lower general operating expense (GOE) ratio, partially offset by higher acquisition ratio and AYLR due to changes in business mix, in addition to rate pressure, particularly in Property. The AYCR was 86.7%, increasing 50 basis points from 86.2% in the prior year quarter, primarily driven by higher acquisition ratio and AYLR, partially offset by lower GOE ratio.

GENERAL INSURANCE - INTERNATIONAL COMMERCIAL

	Three Months Ended June 30,
($ in millions)	2025	2026	Change
Net premiums written	$2,325	$2,588	11%
Net premiums written, on constant dollar basis			10%
Underwriting income (loss)	$300	$200	(33)%

Underwriting ratios:
CR	85.9	91.3	5.4	pts
AYCR, as adjusted	85.0	87.3	2.3	pts

•Second quarter NPW of $2.6 billion increased 11% from the prior year quarter, or 10% on a constant dollar basis, primarily driven by Property and Marine, partially offset by Financial Lines due to continued rate pressure.
•The combined ratio was 91.3%, increasing 540 basis points from 85.9% in the prior year quarter, driven by higher catastrophe-related charges, primarily due to losses related to the Middle East conflict, higher AYLR, reflecting rate pressure, and higher acquisition ratio, reflecting a combination of strong new business growth and changes in business mix. The AYCR was 87.3%, increasing 230 basis points from 85.0% in the prior year quarter, driven by higher AYLR and acquisition ratio.

GENERAL INSURANCE - GLOBAL PERSONAL

	Three Months Ended June 30,
($ in millions)	2025	2026	Change
Net premiums written	$1,692	$1,803	7%
Net premiums written, on constant dollar basis			8%
Underwriting income (loss)	$25	$114	356%

Underwriting ratios:
CR	98.5	92.9	(5.6)	pts
AYCR, as adjusted	96.1	91.2	(4.9)	pts

•Second quarter NPW of $1.8 billion increased 7% from the prior year quarter, or 8% on a constant dollar basis, primarily driven by strong growth momentum in Accident & Health and continued organic growth in the High Net Worth business.
•The combined ratio was 92.9%, improving 560 basis points from 98.5% in the prior year quarter, primarily due to lower AYLR and acquisition ratio reflecting earn-in of improved High Net Worth business commission terms, lower GOE ratio and reduced catastrophe-related charges. The AYCR was 91.2%, improving 490 basis points from 96.1% in the prior year quarter.

OTHER OPERATIONS

	Three Months Ended June 30,
($ in millions)	2025	2026	Change
Net investment income and other	$92	$39	(58)%
Corporate and other general operating expenses	(90)	(82)	9
Interest expense	(101)	(99)	2
Adjusted pre-tax loss before consolidation and eliminations	$(99)	$(142)	(43)
Total consolidation and eliminations	(2)	—	NM
Adjusted pre-tax loss(a)	$(101)	$(142)	(41)%
(a)In the third quarter of 2025, AIG began excluding the net results of run-off businesses previously reported in General Insurance from Adjusted pre-tax income.

•Other Operations predominantly consists of Net investment income from our AIG Parent liquidity portfolio, Corebridge dividend income, corporate GOE, and Interest expense.
•Net Investment Income and Other was $39 million, compared to $92 million in the prior year quarter, which included $27 million of Corebridge dividends. In addition, the current quarter has lower Short-term Investment income.
•Corporate and other GOE improved $8 million from the prior year quarter.
•Interest expense increased $2 million from the prior year quarter.

CONFERENCE CALL
AIG will host a conference call tomorrow, Friday, August 7, 2026 at 8:30 a.m. ET to review these results. The call is open to the public and can be accessed via a live, listen-only webcast in the Investors section of www.aig.com. A replay will be available after the call at the same location.

#    #    #

Additional supplementary financial data is available in the Investors section at www.aig.com.

Cautionary Note on Forward-Looking Statements
Certain statements in this press release and other publicly available documents may include, and members of management may from time to time make and discuss, statements which, to the extent they are not statements of historical or present fact, may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward‑looking statements are intended to provide management’s current expectations or plans for future operating and financial performance, based on assumptions currently believed to be valid and accurate. Forward-looking statements are often preceded by, followed by or include words such as “will,” “believe,” “anticipate,” “expect,” “expectations,” “intend,” “strive,” “plan,” “strategy,” “prospects,” “project,” “anticipate,” “should,” “guidance,” “outlook,” “view,” “target,” “goal,” “estimate” and other words of similar meaning in connection with a discussion of future operating or financial performance. These statements may include, among other things, projections, goals and assumptions that relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expense reduction efforts, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, the effect of catastrophic events, both natural and man-made, and macroeconomic and/or geopolitical events, anticipated dispositions, monetization and/or acquisitions of businesses or assets, the successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and financial results, and other statements that are not historical facts.

All forward-looking statements involve risks, uncertainties and other factors that may cause actual results and financial condition to differ, possibly materially, from the results and financial condition expressed or implied in the forward-looking statements. Factors that could cause actual results to differ, possibly materially, from those in specific projections, targets, goals, plans, assumptions and other forward-looking statements include, without limitation:

•the impact of adverse developments affecting economic conditions in the markets in which we operate, including financial market conditions, a U.S. federal government shutdown, macroeconomic trends, changes in trade policies, including tariffs, fluctuations in interest rates and foreign currency exchange rates, inflationary pressures, including social inflation, pressures on the commercial real estate market, pandemics, and geopolitical events or conflicts;
•the occurrence of catastrophic events, both natural and man-made, which may be exacerbated by the effects of climate change;
•disruptions in the availability or accessibility of our or a third party’s information technology systems, including hardware and software, infrastructure or networks, and the inability to safeguard the confidentiality and integrity of customer, employee or company data due to cyberattacks, data security breaches or infrastructure vulnerabilities;
•our ability to effectively implement technological advancements, including the use of artificial intelligence (AI), and respond to competitors' AI and other technology initiatives;
•our ability to successfully complete strategic transactions, including to successfully dispose of, monetize and/or acquire businesses or assets or successfully integrate acquired businesses, and the anticipated benefits thereof;
•the effects of changes in laws and regulations, including those relating to privacy, data protection, cybersecurity and AI, and the regulation of insurance, in the U.S. and other countries in which we operate;
•concentrations in our investment portfolios;
•changes in the valuation of our investments;
•our reliance on third-party investment managers;
•nonperformance or defaults by counterparties;
•our reliance on third parties to provide certain business and administrative services;
•our ability to adequately assess risk and estimate related losses as well as the effectiveness of our enterprise risk management policies and procedures;

•changes in judgments or assumptions concerning insurance underwriting and insurance liabilities;
•concentrations of our insurance, reinsurance and other risk exposures;
•availability of adequate reinsurance or access to reinsurance on acceptable terms;
•changes to tax laws in the countries in which we operate;
•the effectiveness of strategies to retain and recruit key personnel and to implement effective succession plans;
•the effects of sanctions and the failure to comply with those sanctions;
•difficulty in marketing and distributing products through current and future distribution channels;
•actions by rating agencies with respect to our credit and financial strength ratings as well as those of its businesses and subsidiaries;
•changes in judgments concerning the recognition of deferred tax assets and the impairment of goodwill;
•our ability to address evolving global stakeholder expectations and regulatory requirements including with respect to environmental, social and governance matters and to effectively execute on sustainability targets and standards;
•our ability to effectively implement restructuring initiatives and potential cost-savings opportunities;
•changes to sources of or access to liquidity;
•changes in accounting principles and financial reporting requirements or their applicability to us;
•the outcome of significant legal, regulatory or governmental proceedings; and
•such other factors discussed in:
•Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 (which will be filed with the Securities and Exchange Commission (SEC);
•Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A in our Annual Report on Form 10-K for the year ended December 31, 2025; and
•our other filings with the SEC.
Forward-looking statements speak only as of the date of this press release, or in the case of any document incorporated by reference, the date of that document. AIG is not under any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Additional information as to factors that may cause actual results to differ materially from those expressed or implied in any forward-looking statements is disclosed from time to time in our filings with the SEC.
#    #    #

COMMENT ON REGULATION G AND NON-GAAP FINANCIAL MEASURES
Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “Non-GAAP financial measures” under SEC rules and regulations. GAAP is the acronym for generally accepted accounting principles in the United States. The non-GAAP financial measures AIG presents are listed below and may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this press release or in the Second Quarter 2026 Financial Supplement available in the Investors section of AIG’s website, www.aig.com.
Unless otherwise mentioned or unless the context indicates otherwise, we use the terms “AIG,” “we,” “us” and “our” to refer to American International Group, Inc., a Delaware corporation, and its consolidated subsidiaries.
AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of operations and trends of AIG’s segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.
Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income before income tax:
•changes in the fair values of equity securities, AIG's investment in Corebridge and gain/loss on sale of shares;
•net investment income on Fortitude Re funds withheld assets held by AIG in support of Fortitude Re’s reinsurance obligations to AIG (Fortitude Re funds withheld assets);
•net realized gains and losses on Fortitude Re funds withheld assets;
•loss (gain) on extinguishment of debt;
•all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income);
•income or loss from discontinued operations;
•net loss reserve discount benefit (charge);
•net results of businesses in run-off;
•non-operating pension expenses;
•net gain or loss on divestitures and other;
•non-operating litigation reserves and settlements;
•restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify our organization;
•the portion of favorable or unfavorable prior year reserve development for which we have ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;
•integration and transaction costs associated with acquiring or divesting businesses;
•losses from the impairment of goodwill; and
•non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles.
Adjusted After-tax Income attributable to AIG common shareholders (adjusted after-tax income or AATI) is derived by excluding the tax effected APTI adjustments described above, noncontrolling interest on net realized gains (losses), other non-operating expenses and the following tax items from net income attributable to AIG:
•deferred income tax valuation allowance releases and charges; and
•changes in uncertain tax positions and other tax items related to legacy matters having no relevance to our current businesses or operating performance.
See page 14 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income attributable to AIG common shareholders.

Book value per share, excluding investments related cumulative unrealized gains and losses recorded in Accumulated other comprehensive income (loss) (AOCI) adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets (collectively, Investments AOCI) (Adjusted book value per share) is used to show the amount of our net worth on a per share basis after eliminating the fair value of investments that can fluctuate significantly from period to period due to changes in market conditions. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re. Adjusted book value per share is derived by dividing total AIG common shareholders’ equity, excluding Investments AOCI (AIG adjusted common shareholders' equity) by total common shares outstanding.
Book Value per share, excluding Investments AOCI, Goodwill, Value of business acquired (VOBA), Value of distribution channel acquired (VODA) and Other intangible assets (Adjusted tangible book value per share) is used to provide a useful measure of the realizable shareholder value on a per share basis after eliminating the fair value of investments that can fluctuate significantly from period to period due to changes in market conditions and Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re. Adjusted tangible book value per share is derived by dividing AIG adjusted common equity, excluding intangible assets, (AIG adjusted tangible common shareholders’ equity) by total common shares outstanding.
Book value per share, excluding Investments AOCI, deferred tax assets (DTA) and AIG’s ownership interest in Corebridge (Core operating book value per share) is used to show the amount of our net worth on a per share basis after eliminating Investments AOCI, DTA and AIG’s ownership interest in Corebridge. We believe this measure is useful to investors because it eliminates the fair value of investments that can fluctuate significantly from period to period due to changes in market conditions. We also exclude the portion of DTA representing U.S. tax attributes related to net operating loss carryforwards (NOLs), corporate alternative minimum tax credits (CAMTCs) and foreign tax credits (FTCs) that have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As NOLs, CAMTCs and FTCs are utilized, the corresponding portion of the DTA utilized is included. We exclude AIG’s ownership interest in Corebridge since it is not a core long-term investment for AIG. Core operating book value per share is derived by dividing total AIG common shareholders’ equity, excluding Investments AOCI, DTA and AIG’s ownership interest in Corebridge (AIG core operating shareholders’ equity) by total common shares outstanding.
Total debt to total adjusted capital ratio is used to show the AIG’s debt leverage adjusted for Investments AOCI and is derived by dividing total debt by total capital excluding Investments AOCI (Total adjusted capital). We believe this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period due to changes in market conditions. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re.
Return on equity – Adjusted after-tax income excluding Investments AOCI (Adjusted return on equity) is used to show the rate of return on common shareholders’ equity excluding Investments AOCI. We believe this measure is useful to investors because it eliminates the fair value of investments which can fluctuate significantly from period to period due to changes in market conditions. Adjusted return on equity is derived by dividing actual or, for interim periods, annualized adjusted after-tax income attributable to AIG common shareholders by average AIG adjusted common shareholders’ equity.
Return on equity – Adjusted after-tax income excluding Investments AOCI, DTA and AIG’s ownership interest in Corebridge (Core operating return on equity) is used to show the rate of return on common shareholders’ equity excluding Investments AOCI, DTA and AIG’s ownership interest in Corebridge. We believe this measure is useful to investors because it eliminates the fair value of investments that can fluctuate significantly from period to period due to changes in market conditions. We also exclude the portion of DTA representing U.S. tax attributes related to NOLs, CAMTCs and FTCs that have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As NOLs, CAMTCs and FTCs are utilized, the corresponding portion of the DTA utilized is included. We exclude AIG’s ownership interest in Corebridge since it is not a core long-term investment for AIG. We believe this metric provides investors with greater insight as to the underlying profitability of our property and casualty business. Core operating return on equity is derived by dividing actual or, for interim periods, annualized adjusted after-tax income attributable to AIG common shareholders by average AIG core operating shareholders’ equity.

Ratios: We, along with most property and casualty insurance companies, use the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. Our ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.
Accident year loss and Accident year combined ratios, as adjusted (Accident year loss ratio, ex-CAT and Accident year combined ratio, ex-CAT): both the accident year loss and accident year combined ratios, as adjusted, exclude catastrophe losses (CATs) and related reinstatement premiums, net of reinsurance, and prior year development, net of prior year premiums, net of reinsurance, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events, in each case, having a net impact on AIG in excess of $10 million and man-made catastrophe losses, such as terrorism and civil unrest that exceed the $10 million threshold. We believe that as adjusted ratios are meaningful measures of our underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. We also exclude prior year development to provide transparency related to current accident year results.
Underwriting ratios are computed net of reinsurance and as follows:
a.Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
b.Acquisition ratio = Total acquisition expenses ÷ NPE
c.General operating expense ratio = General operating expenses ÷ NPE
d.Expense ratio = Acquisition ratio + General operating expense ratio
e.Combined ratio = Loss ratio + Expense ratio
f.CATs and reinstatement premiums ratio = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes] – Loss ratio
g.Accident year loss ratio, as adjusted (AYLR, ex-CAT) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums]
h.Accident year combined ratio, as adjusted (AYCR, ex-CAT) = AYLR ex-CAT + Expense ratio
i.Prior year development, net of prior year premiums ratio = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums] – Loss ratio – CATs and reinstatement premiums ratio.
Results from discontinued operations are excluded from all of these measures.
#    #    #

American International Group, Inc. (NYSE: AIG) is a leading global insurance organization. AIG provides insurance solutions that help businesses and individuals in more than 200 countries and jurisdictions protect their assets and manage risks through AIG operations, licenses and authorizations as well as network partners.

AIG is the marketing name for the worldwide operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation
($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income
	Three Months Ended June 30,
	2025			2026
		Total Tax			Total Tax
		(Benefit)	After		(Benefits)	After
	Pre-tax	Charge	Tax	Pre-tax	Charge	Tax
Pre-tax income/net income, including noncontrolling interests	$1,544	$400	$1,144	$1,264	$316	$948
Noncontrolling interests			—			—
Pre-tax income/Net income attributable to AIG common shareholders	1,544	400	1,144	1,264	316	948
Adjustments:
Changes in uncertain tax positions and other tax adjustments		(2)	2		(7)	7
Deferred income tax valuation allowance (releases) charges		(11)	11		2	(2)
Changes in the fair values of equity securities, AIG's investment in Corebridge and gain/loss on sale of shares	(464)	(97)	(367)	(173)	(37)	(136)
Gain on extinguishment of debt	(5)	(1)	(4)	—	—	—
Net investment income on Fortitude Re funds withheld assets	(39)	(9)	(30)	(36)	(7)	(29)
Net realized losses on Fortitude Re funds withheld assets	52	11	41	6	1	5
Net realized gains on Fortitude Re funds withheld embedded derivative	14	3	11	51	11	40
Net realized losses(a)	191	33	158	208	38	170
Net (gain) loss on divestitures and other(b)	(50)	(10)	(40)	6	1	5
Non-operating litigation reserves and settlements	(2)	(1)	(1)	—	—	—
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	53	11	42	(67)	(14)	(53)
Net loss reserve discount charge	12	3	9	28	6	22
Net results of businesses in run-off(c)	(2)	—	(2)	1	—	1
Non-operating pension expenses	5	1	4	(1)	—	(1)
Integration and transaction costs associated with acquiring or divesting businesses	1	—	1	41	9	32
Restructuring and other costs	78	16	62	71	15	56
Non-recurring costs related to regulatory or accounting changes	3	—	3	5	1	4
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$1,391	$347	$1,044	$1,404	$335	$1,069

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation
($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income
	Six Months Ended June 30,
	2025			2026
		Total Tax			Total Tax
		(Benefits)	After		(Benefits)	After
	Pre-tax	Charge	Tax	Pre-tax	Charge	Tax
Pre-tax income/Net income, including noncontrolling interests	$2,504	$662	$1,842	$2,251	$540	$1,711
Noncontrolling interests			—			—
Pre-tax income/Net income attributable to AIG common shareholders	2,504	662	1,842	2,251	540	1,711
Adjustments:
Changes in uncertain tax positions and other tax adjustments		4	(4)		86	(86)
Deferred income tax valuation allowance charges		(9)	9		(81)	81
Changes in the fair values of equity securities, AIG's investment in Corebridge and gain/loss on sale of shares	(681)	(143)	(538)	64	13	51
Gain on extinguishment of debt	(5)	(1)	(4)	—	—	—
Net investment income on Fortitude Re funds withheld assets	(79)	(17)	(62)	(59)	(12)	(47)
Net realized losses on Fortitude Re funds withheld assets	54	11	43	19	4	15
Net realized (gains) losses on Fortitude Re funds withheld embedded derivative	55	12	43	41	9	32
Net realized losses(a)	257	(5)	262	344	81	263
Net (gain) loss on divestitures and other(b)	(53)	(11)	(42)	133	28	105
Non-operating litigation reserves and settlements	(13)	(3)	(10)	—	—	—
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	62	13	49	(75)	(16)	(59)
Net loss reserve discount (benefit) charge	29	6	23	(20)	(4)	(16)
Net results of businesses in run-off(c)	(7)	(1)	(6)	6	1	5
Non-operating pension expenses	10	2	8	(2)	—	(2)
Integration and transaction costs associated with acquiring or divesting businesses	6	1	5	48	10	38
Restructuring and other costs	154	32	122	147	31	116
Non-recurring costs related to regulatory or accounting changes	7	1	6	10	2	8
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$2,300	$554	$1,746	$2,907	$692	$2,215
(a)Includes all Net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication and net realized gains and losses on Fortitude Re funds withheld assets.
(b)In the six months ended June 30, 2026, Net loss on divestitures and other primarily relates to a change in estimate for earn-out considerations associated with the dispositions of Validus Reinsurance, Ltd. and global personal travel and assistance business.
(c)In the third quarter of 2025, AIG began excluding the net results of run-off businesses previously reported in General Insurance from Adjusted pre-tax income.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of General Insurance Net Investment Income and Other and Adjusted Pre-tax Income
	Three Months Ended June 30,				Six Months Ended June 30,
	2025		2026		2025		2026
	Net Investment Income and Other	Pre-tax Income (Loss)	Net Investment Income and Other	Pre-tax Income (Loss)	Net Investment Income and Other	Pre-tax Income (Loss)	Net Investment Income and Other	Pre-tax Income (Loss)
Net investment income and other/Pre-tax income (loss)(a)	$872	$1,137	$942	$(522)	$1,628	$1,986	$1,726	$819
Other income (expense) - net	—	—	(1)	—	—	—	(3)	—
Changes in the fair values of equity securities, AIG's investment in Corebridge and gain/loss on sale of shares	(4)	(4)	(70)	(70)	(24)	(24)	12	12
Net investment income on Fortitude Re funds withheld assets	—	—	—	—	1	1	—	—
Net realized (gains) losses on Fortitude Re funds withheld assets	—	5	—	(1)	—	7	—	(1)
Net realized losses	3	270	—	2,067	2	323	—	2,223
Net (gain) loss on divestitures and other	—	(43)	—	14	—	(37)	—	11
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	—	60	—	(57)	—	74	—	(52)
Net loss reserve discount (benefit) charge	—	12	—	28	—	29	—	(20)
Non-operating pension expenses	—	5	—	1	—	9	—	2
Integration and transaction costs associated with acquiring or divesting businesses	—	—	—	33	—	—	—	65
Restructuring and other costs	—	47	—	48	—	92	—	105
Non-recurring costs related to regulatory or accounting changes	—	3	—	5	—	7	—	10
Net investment income and other, APTI basis/Adjusted pre-tax income (loss)	$871	$1,492	$871	$1,546	$1,607	$2,467	$1,735	$3,174

Reconciliations of Other Operations Net Investment Income and Other and Adjusted Pre-tax Income
	Three Months Ended June 30,				Six Months Ended June 30,
	2025		2026		2025		2026
	Net Investment Income and Other	Pre-tax Income (Loss)	Net Investment Income and Other	Pre-tax Income (Loss)	Net Investment Income and Other	Pre-tax Income (Loss)	Net Investment Income and Other	Pre-tax Income (Loss)
Net investment income and other/Pre-tax income (loss)(a)	$600	$407	$186	$1,786	$960	$518	$115	$1,432
Consolidation and Eliminations	4	—	(1)	—	3	—	—	—
Other income (expense) - net	(2)	—	2	—	(11)	—	3	—
Changes in the fair values of equity securities, AIG's investment in Corebridge and gain/loss on sale of shares	(460)	(460)	(103)	(103)	(657)	(657)	52	52
Gain on extinguishment of debt	—	(5)	—	—	—	(5)	—	—
Net investment income on Fortitude Re funds withheld assets	(39)	(39)	(36)	(36)	(80)	(80)	(59)	(59)
Net realized (gains) losses on Fortitude Re funds withheld assets	—	47	—	7	—	47	—	20
Net realized losses on Fortitude Re funds withheld embedded derivative	—	14	—	51	—	55	—	41
Net realized gains	(3)	(79)	—	(1,859)	—	(66)	—	(1,879)
Net (gain) loss on divestitures and other	—	(7)	—	(8)	—	(16)	—	122
Non-operating litigation reserves and settlements	—	(2)	—	—	—	(13)	—	—
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	—	(7)	—	(10)	—	(12)	—	(23)
Net results of businesses in run-off	(8)	(2)	(9)	1	(13)	(7)	(18)	6
Non-operating pension expenses	—	—	—	(2)	—	1	—	(4)
Integration and transaction costs associated with acquiring or divesting businesses	—	1	—	8	—	6	—	(17)
Restructuring and other costs	—	31	—	23	—	62	—	42
Net investment income and other, APTI basis/Adjusted pre-tax income (loss)	$92	$(101)	$39	$(142)	$202	$(167)	$93	$(267)
(a)In the first quarter of 2026, AIG realigned and began reporting Amortization of intangible assets in General Insurance from Other Operations; historical results have been recast to reflect these changes.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Summary of Key Financial Metrics
	Three Months Ended June 30,			Six Months Ended June 30,
Earnings per common share:	2025	2026	% Inc. (Dec.)	2025	2026	% Inc. (Dec.)
Basic	$2.00	$1.79	(10.5)%	$3.16	$3.21	1.6%
Diluted	$1.98	$1.78	(10.1)%	$3.13	$3.18	1.6%
Adjusted after-tax income attributable to AIG common shareholders per diluted share	$1.81	$2.00	10.5%	$2.97	$4.12	38.7%
Weighted average shares outstanding:
Basic	572.8	529.5		583.3	533.8
Diluted	577.9	533.5		588.5	537.8

Reconciliation of Net Investment Income
	Three Months Ended
	June 30,
	2025	2026
Net Investment Income per Consolidated Statements of Operations	$1,466	$1,127
Changes in the fair values of equity securities, AIG's investment in Corebridge and gain/loss on sale of shares	(464)	(173)
Net investment income on Fortitude Re funds withheld assets	(39)	(36)
Net realized gains (losses) related to economic hedges and other	—	(1)
Net investment income of businesses in run-off	(8)	(9)
Total Net Investment Income - APTI Basis	$955	$908

Reconciliation of Total Debt to Total Capital
Three Months Ended
June 30, 2026
Total financial and hybrid debt	$8,963

Total capital	$49,589
Less non-redeemable noncontrolling interests	20
Less Investments AOCI	(1,362)
Total adjusted capital	$50,931

Hybrid - debt securities / Total capital	1.0%
Financial debt / Total capital	17.1
Total debt / Total capital	18.1
Adjusted capital impact	(0.5)
Total debt / Total adjusted capital	17.6%

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of Book Value per Share
As of period end:	June 30, 2025	March 31, 2026	June 30, 2026
Total AIG common shareholders' equity (a)	$41,501	$40,405	$40,606
Less: Investments AOCI	(1,957)	(1,993)	(1,884)
Add: Cumulative unrealized gains and losses related to Fortitude Re Funds withheld assets	(567)	(537)	(522)
Subtotal Investments AOCI	(1,390)	(1,456)	(1,362)
Total adjusted common shareholders' equity (b)	$42,891	$41,861	$41,968

Total adjusted common shareholders' equity (b)	$42,891	$41,861	$41,968
Total intangible assets	3,814	4,103	4,095
AIG adjusted tangible common shareholders' equity (d)	$39,077	$37,758	$37,873

Total AIG common shareholders' equity (a)	$41,501	$40,405	$40,606
Less: AIG's ownership interest in Corebridge	4,043	607	—
Less: Investments related AOCI - AIG	(1,957)	(1,993)	(1,884)
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets - AIG	(567)	(537)	(522)
Subtotal Investments AOCI - AIG	(1,390)	(1,456)	(1,362)
Less: Deferred tax assets	3,183	3,132	2,912
AIG core operating shareholders' equity (e)	$35,665	$38,122	$39,056
Total common shares outstanding (f)	559.8	532.9	524.7

As of period end:	June 30, 2025	% Inc. (Dec.)	March 31, 2026	% Inc. (Dec.)	June 30, 2026
Book value per share (a÷f)	$74.14	4.4%	$75.82	2.1%	$77.39
Adjusted book value per share (b÷f)	76.62	4.4	78.55	1.8	79.98
Adjusted tangible book value per share (d÷f)	69.81	3.4	70.85	1.9	72.18
Core operating book value per share (e÷f)	63.71	16.8	71.54	4.0	74.43

Reconciliation of Return On Equity
	Three Months Ended June 30,
	2025	2026
Actual or annualized net income (loss) attributable to AIG common shareholders (a)	$4,576	$3,792
Actual or annualized adjusted after-tax income attributable to AIG common shareholders (b)	$4,176	$4,276

Average AIG adjusted common shareholders' equity
Average AIG Common Shareholders' equity (c)	$41,466	$40,506
Less: Average investments AOCI	(1,585)	(1,409)
Average adjusted common shareholders' equity (d)	$43,051	$41,915

Average AIG core operating shareholders' equity
Average AIG common shareholders' equity	$41,466	$40,506
Less: Average AIG's ownership interest in Corebridge	4,031	304
Less: Average investments AOCI - AIG	(1,585)	(1,409)
Less: Average deferred tax assets	3,277	3,022
Average AIG core operating shareholders' equity (f)	$35,743	$38,589

ROE (a÷c)	11.0%	9.4%
Adjusted return on equity (b÷d)	9.7%	10.2%
Core operating ROE (b÷f)	11.7%	11.1%

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of Net Premiums Written - Change on Constant Dollar Basis
Three Months Ended June 30, 2026	General
Insurance
Increase (decrease) as reported in U.S. dollars	9%
Property lines	2
Increase (decrease) on constant dollar basis, excluding Property lines	11%

Reconciliations of Accident Year Loss and Accident Year Combined Ratios, as Adjusted

	Three Months Ended June 30,
	2025	2026
North America Commercial
Combined ratio	85.9	84.0
Catastrophe losses and reinstatement premiums	(4.7)	(4.1)
Prior year development, net of prior year premiums	5.0	6.8
Accident year combined ratio, as adjusted	86.2	86.7

International Commercial
Combined ratio	85.9	91.3
Catastrophe losses and reinstatement premiums	(1.4)	(3.9)
Prior year development, net of prior year premiums	0.5	(0.1)
Accident year combined ratio, as adjusted	85.0	87.3

Global Personal
Combined ratio	98.5	92.9
Catastrophe losses and reinstatement premiums	(2.4)	(1.7)
Prior year development, net of prior year premiums	—	—
Accident year combined ratio, as adjusted	96.1	91.2